UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D. C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 23, 2006
Date of Report (Date of earliest event reported)

Matria Healthcare, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20619	20-2091331

(Commission File Number)	(IRS Employer Identification No.)

1850 Parkway Place, Marietta, GA	30067

(Address of Principal Executive Offices)	(Zip Code)

770-767-4500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

          On February 23, 2006 the Registrant issued a press release announcing its earnings for the fourth quarter and fiscal year ended December 31, 2005 and announcing guidance for the first quarter of 2006. A copy of the press release announcing the fourth quarter and year ended December 31, 2005 earnings is furnished herewith as Exhibit 99.1.

          The attached press release includes the following non-GAAP measures, each of which is discussed in more detail below: (i) a presentation of earnings from continuing operations and diluted earnings per share from continuing operations, excluding certain unusual items for the year ended December 31, 2004 (the “2004 Exclusions”); (ii) a presentation of revenues, earnings from continuing operations and diluted earnings per share from continuing operations that include results from operations of assets held for sale that, under the equivalent GAAP measure are included in the Company’s discontinued operations (the “Reclassified Financials”); and (iii) forecasted 2006 EBITDA and forecasted 2006 earnings from continued operations and diluted earnings per share from continuing operations for the first quarter of 2006 (the “2006 Forecasts”), both of which exclude the effects of share-based compensation under FAS 123R, which was adopted by the Company effective January 1, 2006.  Each of these measures is not a measure of financial performance under GAAP and should not be considered as an alternative to the comparable GAAP measures discussed below.  The Company has provided reconciling information to the most comparable GAAP measure for each of these non-GAAP measures in the press release.

The 2004 Exclusions

          With respect to the 2004 Exclusions, the Company considers earnings from continuing operations and diluted earnings per share from continuing operations, to be the most comparable GAAP measures.  The 2004 Exclusions exclude the costs associated with repurchasing $120 million in aggregate principal amount of the Company’s 11% Series B Senior Notes due 2008 and the gain from the sale of substantially all of the assets of the Company’s Pharmacy and Supplies Business.  Management uses earnings measures adjusted to exclude such items as part of its evaluation of the performance of the Company.  The Company believes that these measures provide useful information to investors because the items that are excluded related to unusual events that resulted in a significant impact and are not likely to recur regularly or in predictable amounts and, consequently, presenting earnings from continuing operations and diluted earnings per share from continuing operations, excluding such unusual items, is meaningful supplemental information for investors.

The Reclassified Financials

          With respect to the Reclassified Financials, the Company considers revenues, earnings from continuing operations and diluted earnings per share from continuing operations, to be the most comparable GAAP measures.  On January 6, 2006, the Company announced the strategic decision to divest Facet Technologies, Matria’s diabetes product design, development and assembly business, and Matria’s foreign diabetes service operations in Germany.  The Company believes that showing the Reclassified Financials, which are presented as if such businesses were not included in discontinued operations, provides useful information to investors as such operations have historically been included in the Company’s results from continuing operations and the Company’s forecasts for 2005 did not contemplate such businesses as discontinued operations.

2006 Forecasts

          With respect to the 2006 Forecasts, the Company considers earnings from continuing operations and diluted earnings per share from continuing operations, to be the most comparable GAAP measures.  Under FAS 123R, “Share-Based Payment,” all stock-based payments to employees, including grants of employee stock options, are to be expensed in the financial statements based on their fair value determined by applying a fair value measurement method.  Management excludes the effects of FAS 123R in the 2006 Forecasts to compare the 2006 Forecasts to the prior year’s performance on a consistent basis.  The Company believes these non-GAAP projections are particularly relevant for 2006 because FAS 123R was implemented effective January 1, 2006.  In addition, the Company believes that the presentation of EBITDA provides useful information to investors regarding the Company’s ability to generate cash flows that can be used to service debt and invest in capital expenditures and also provides useful information to investors with regard to operating performance.  EBITDA is also is also a component of certain financial covenants in the Company’s debt agreements.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is furnished herewith:
99.1 Press Release, dated February 23, 2006

SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matria Healthcare, Inc.

	By:	/s/ Parker H. Petit

Parker H. Petit
Chairman and Chief Executive Officer
Dated: February 23, 2006

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

99.1	Press Release, dated February 23, 2006.